                                   Exhibit 3.1

WRITTEN CONSENT OF A MAJORITY OF THE SHAREHOLDERS OF

SIGA RESOURCES, INC.,
a Nevada corporation

Approving the election of directorsin lieu of a formal meeting
                    WHEREAS, the Siga Resources, Inc. (“Siga” or “Company”) has not held an annual meeting of its shareholders in several years or on the first Tuesday of May of this or prior years in order to elect directors, all in derogation of Section 2.02Annual Meeting, of Article II of its Bylaws, titled SHAREHOLDERS;
                    WHEREAS, the current Board of Directors consisting of one person, having had ample time and opportunity to do so, has not noticed up or held an annual or special meeting of the shareholders to elect directors, among other things, as further contemplated in Sections 2.02and 2.03 of the Bylaws titled Annual Meeting and Special Meeting, respectively;
                    WHEREAS, there is currently one (1) member of the Company’s Board of Directors and Article III, titled BOARD OF DIRECTORS, Section 3.0 2 thereoftitled Number, Term and Qualifications, specifically provides that the Board may consist of up to seven (7) members;
                    WHEREAS, the current Board of Directors consists of the following individual:
Bob Hogarth
                    WHEREAS, Section 2.04 of Article II of the Bylaws, titled Action Without Meeting provides,verbatim:
Any action required or permitted to be taken at a meeting of the shareholders, may be taken without a meeting if a consent, in writing, setting forth the action so taken is signed by a majority of the shareholders who would have been entitled to vote on the action had a meeting been held.

                    WHEREAS, the foregoing Section 2.04 of Article II of the Bylaws is fully consistent with Nevada Revised Statutes(NRS) § 78.320, subparagraphs 2 and 3 thereunder, titled Stockholders’ meetings; . . . consent for actions taken without meeting;
WHEREAS, the undersigned shareholderconstituting the owner and holder of a majority of the issued and outstanding common capital shares of the Company has contacted the Company’s stock transfer agent, Tom Laucks of Holladay Stock Transfer, andit has confirmed that its holdings, as further identified below, represent approximately 52.4% of the Company’s total number of issued and outstanding common capital shares; and
WHEREAS, Rule 14c-5(a)(1) of the General Rules and Regulations of the Securities and Exchange Commission (“SEC”) provides that if a written consent of a majority of the shareholders is executed and undertaken to ONLY elect new directors, a Preliminary 14C Information Statement is NOT required to be filed on Edgar because the Commission does not review the same and instead, the 14C Information Statement filed on Edgar announcing the same is “definitive” when filed and can then be immediately mailed out to the Shareholders, to be effective, by operation of law, 20 days thereafter,
NOW THEREFORE, in consideration of the foregoing and good cause further appearing, the undersigned Majority Shareholders, acting by and on behalfof the Company and its Shareholders under Nevada law and the provisions of the Company’s Bylaws, hereby undertake and implement the following corporate action by WRITTEN CONSENT pursuant to Section 2.04 of Article II of the Bylaws, titled Action Without Meetingand NRS § 78.320 entitled “Stockholders’ meetings; . . . consent for actions taken without meeting:
1.  Having considered several persons for directorships, including Mr. Hogarth identified above, and other individuals as well, the Majority Shareholder hereby elects the following person to the Board of Directors of the Company to serve until the Company’s next annual meeting or until their resignations are duly tendered and accepted:
Christopher P. Vallos

2. Assuming the forgoing person accepts the position on the Board of Directorsas the only Director of the Company and upon the effectiveness of a Definitive 14C Information Statement as referenced below, the Board of Directors shall as soon as practicablethereafter hold a Board Meeting and elect or appoint new officers of the Company, persons who may include Mr. Vallos if he is so willing to serve as well in that capacity.
3. To ensure that the Definitive 14C Information Statement is prepared, filed on Edgar, and mailed out to the Shareholders in a timely and expeditious manner and to otherwise ensure that the current Board of Directors does not delay the same—this document representing the wishes and direction of the Majority Shareholder—the undersigned Majority Shareholder herebyappoints Tyler Powell, its sole director and officer, and hereby otherwiseconfurs upon or clothes him with the authority to direct the preparation of the Definitive 14C Information Statement, to sign the same on behalf of the Company if need be, to have it filed on Edgar as soon aspracticable along with this Written Consent attached thereto as an exhibit and, once filed on Edgar, to do what is necessary to cause Holladay Stock Transfer to immediately mail the same out to all Shareholders of record.
                4.This Written Consent of a Majority of the Shareholders shall constitute minutes of the proceedings of the stockholders of the Company as further contemplated under Nevada law.
5.  Because this consent to shareholder action is in writing, no formal or other notice of a stockholders’ meeting was given and no formal meeting was called or held, all as provided in NRS § 78.320 3 and Section 2.04 of Article II of the Company’s duly adopted Bylaws.
6. That until the new directors are empanelled and take their office, the Company shall not issue any more shares to anyone for any purpose and if the current Board of Directors does so, the Company is hereby authorized to sue all persons and parties participating or partaking in any such fraudulently dilutive actions.
                    IN WITNESS WHEREOF, the undersigned majority shareholder of Siga Resources, Inc., a Nevada corporation, owning and holding 23,625,000 common capital shares of a total of 45,105,000 currently issued and outstanding or a 52.37% interest therein, hereby certifies that the foregoing shareholderaction by written consent was duly adopted and made effective on the27thday ofAugust, 2014.
                    DATED this27thday of August, 2014.
                                                                                                       MAJORITY SHAREHOLDER
                                                                                                      NMM Consulting, Ltd.
      110 Cambie St Suite 400
      Vancouver, BCV6B 2M8, Canada

                                                                                                       ___/s___________________________
                                                                                                       By:  Tyler Powell
                                                                                                       Title:  Sole Director and Officer
      Signature of Holder/Owner

                                                                                                     Total No. of Shares Represented by

     Certificate Nos.    No. of Shares
      3153                                15,750,000
                                                                                                     3154                                7,875,000

                  Total                                                                   23,625,000